Exhibit 99.1
CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by Dream Finders Homes, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

 Dated: December 17, 2020

/s/ William H. Walton, III
Name: William H. Walton, III